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                                                                   EXHIBIT 10.24

                           AMENDED SERVICES AGREEMENT

        This Amended Services Agreement (this "Agreement") is made and entered into as of this 1st day of June 1999, by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Company"), with its principal place of business located at 3120 Lake Center Drive, Santa Ana, California 92704 and JOSEPH S. KONOWIECKI, a professional corporation ("Contractor"), with its principal place of business located at 633 West Fifth Street, Suite 3500, Los Angeles, California 90071.


                                    RECITALS

        WHEREAS, the Company desires to retain Contractor as an independent contractor in the capacity of General Counsel and Contractor desires to serve in such capacity for the Company; and

        WHEREAS, the Company desires to obtain a qualified individual furnished by Contractor to serve the Company in the office of Secretary of the Company and Contractor desires to furnish and provide such individual to serve in such capacity for the Company;

        NOW, THEREFORE, in consideration of the following covenants, conditions, and promises, Contractor and the Company hereby agree as follows:


1.      SERVICES

        1.1 Contractor's General Duties. The Company hereby retains Contractor and Contractor hereby agrees to serve in the capacity of General Counsel and Secretary, having such usual and customary duties and authority as a general counsel and secretary of similar capacity in a corporation of comparable size, holdings, and business as that of the Company. Contractor shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company and shall preside over such other areas of corporate activity as specified from time to time by the Chief Executive Officer or Chief Operating Officer of the Company. During the term of this Agreement, Contractor shall perform such additional or different duties, and accept such other duties, as are mutually agreed upon by the Company and Contractor.

        1.2 Commitment of Contractor. During the term of this Agreement, Contractor shall devote substantially all of its productive time, ability, and attention to the business of the Company as is necessary to accomplish the general duties as described in Section 1.1 hereof. Contractor shall use its best efforts, skills, and abilities to promote the general welfare and interests of the Company and to preserve, maintain, and foster the Company's business and business relationships with all persons and entities associated therewith, including, without limitation, employer groups, medical service providers, shareholders, affiliates, officers,



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employees and banks and other financial institutions. The Company shall give
Contractor a reasonable opportunity to perform its duties and shall neither expect Contractor to devote more time, nor assign more duties or functions to Contractor, than are customary and reasonable for a general counsel and secretary in Contractor's position. The Company and Contractor agree that Contractor and its President, Joseph S. Konowiecki (the "Designee") are required to substantially devote all of their working time to the Company, either directly or through Konowiecki & Rank LLP, a law partnership, and shall be free to engage in any other activity, including, without limitation, the private practice of law with Konowiecki & Rank LLP, a law partnership.

        1.3 Provision of General Counsel and Secretary. Contractor shall furnish and provide at its sole cost and expense Designee to serve the Company in the office of Secretary and General Counsel of the Company, unless and until the parties mutually agree otherwise.


2.      TERM AND TERMINATION

        2.1 Term. The term of this Agreement, as amended, has commenced on January 1, 1989, and shall continue unless terminated as provided in Section 2.2.

        2.2. Termination. This Agreement shall be terminated upon the occurrence of any one of the following events:

               a. The death of Designee.

               b. The Designee becomes incapacitated or disabled, which incapacity or disability prevents Contractor from fully performing its duties to the Company for a period in excess of 90 days and, after such 90-day period, the Company and a physician, duly licensed and qualified in the specialty of Designee's incapacity, decide in their reasonable judgments, that such incapacity will be permanent or of such continued duration as to prevent Designee from resuming the rendition of services to the Company for at least an additional six-month period. For purposes of this Agreement, Designee shall be deemed permanently disabled, and this Agreement terminated upon the date Designee receives written notice from the Company that such determination has been made.

               c. Contractor or Designee habitually neglects their duties to the Company or engages in gross misconduct during the term of this Agreement. For the purposes of this Agreement, "gross misconduct" shall mean Contractor or Designee's conviction of any criminal offense, misappropriation of funds, securities fraud, insider trading, unauthorized possession of corporate property or the sale, distribution, possession or use of a controlled substance (whether or not such felony or criminal offense is committed in connection with Contractor's or Designee's duties hereunder or in the



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        course of their services with the Company). In such event, Contractor's termination shall be effective immediately upon receipt of written notice from the Company.

               d. Either party hereto may terminate this Agreement, with or without cause, upon 30 days prior written notice to the other party. Contractor's termination shall be effective 90 days after receipt of such notice.

        2.3 Effect of Termination. No termination of this Agreement shall affect or impair any rights or obligations of the parties respecting certain compensation accruing prior thereto or continuing thereafter in accordance with the terms set forth in Section 3.2, Section 4 or Section 5.


3.      COMPENSATION

        3.1 Compensation of Contractor During the Term of this Agreement.

               a. As long as Contractor satisfactorily performs all of his obligations hereunder, the Company shall pay Contractor an annual fee, as determined by the compensation committee of the board of directors (the "Compensation Committee"), payable in equal installments on the Company's regular payroll dates, which as of the date hereof is $132,000. On an annual basis, the Company's Compensation Committee shall review Contractor's fee, but shall be under no obligation to increase Contractor's fee.

               b. An automobile allowance is included in the annual fee described in Section 3.1(a). The Company shall also furnish Contractor's automobile utilized by Designee with a cellular car telephone. Contractor shall provide and maintain automobile insurance for Designee's car including collision, comprehensive liability, personal and property damage, and uninsured and underinsured motorist coverage in amounts customarily obtained to cover such contingencies in California. Contractor shall provide proof of such coverage to the Company upon the Company's request.

               c. The Company shall pay for or reimburse Contractor for all other reasonable travel, entertainment, and other business expenses incurred or paid for by Contractor in connection with the performance of its services under this Agreement. The Company shall not be obligated to make any such reimbursement unless Contractor presents corresponding expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request. The Company reserves the right to place subsequent limitations or restrictions on business expenses to be incurred or reimbursed.

               d. Designee shall be entitled to participate as agreed to by Contractor and the



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        Compensation Committee in the Amended and Restated 1989 Stock Option
        Plan for Officers and Key Employees of PacifiCare Health Systems, Inc., as amended (the "1989 Stock Option Plan"), as such plan from time to time may be amended, modified or replaced, in accordance with the terms and conditions set forth herein and therein.

               e. During the term of this Agreement, the Company shall insure Contractor and Designee under general and professional liability insurance for all conduct committed in good faith while Contractor is acting in the capacity of General Counsel of the Company or Designee is acting in the capacity of Secretary of the Company, or in any other capacity to which Contractor may be appointed or elected.

        3.2  Compensation Following Termination

               a. In the event that this Agreement is terminated by reason of Designee's death, Designee's estate or legal representative shall be entitled to receive the following:

                      1. Payment of benefits under the life insurance policy to
               be purchased by the Company on Designee's behalf; and

                      2. Designee's legal representative shall be permitted to
               exercise any vested and unexercised options under the 1989 Stock Option Plan set forth in Section 3.1(f) and shall be permitted to exercise any other vested and unexercised options granted under any other stock option plans of the Company ("Prior Stock Option Plans") in accordance with their terms for a period of one year following Designee's death. The 1989 Stock Option Plan and the Prior Stock Option Plans shall together be referred to herein as the "Stock Option Plans."

               b. In the event that Contractor is terminated because of an incapacity or disability of Designee, the Company shall provide Designee with the following:

                      1. Payment of benefits under the disability insurance
               policy to be maintained by the Company on Designee's behalf; and

                      2. The right to exercise any vested and unexercised
               options under the Stock Option Plans in accordance with the terms stated therein.

               c. In the event this Agreement is terminated because of Contractor's habitual neglect or gross misconduct pursuant to Section 2.2(c) or because of Contractor's voluntary termination, the Company shall be relieved from any and all further or future obligations to compensate Contractor; provided, however, that



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        Designee shall be able to exercise any vested and unexercised awards under the Stock Option Plans in accordance with the terms set forth therein.

               d. In the event that the Company terminates Contractor, for any reason other than Contractor's incapacity or disability or misconduct as described in Sections 2.2(b) and 2.2(c), respectively, Contractor or Designee shall be entitled to the following severance compensation:

                      1. Contractor's then current annual fee under Section
               3.1(a) for a period of 24 months following the effective date of such termination;

                      2. The right to exercise any vested and unexercised
               options under the Stock Option Plans in accordance with their terms within one year of the effective date of such termination;

                      3. Notwithstanding the foregoing, in the event Contractor
               is retained on a similar basis by a competitor of the Company during the 24 month benefit period, the severance compensation available to Contractor under this Section 3.2(d) shall be reduced by the amount of any and all gross earnings Contractor earns while engaged by any such competitor or competitors. For the purposes of this Section 3.2(d)(3), a "competitor of the Company" shall include, without limitation, an health maintenance organization, competitive medical plan, or preferred provider organization, or health or life insurance company which owns a managed care plan or program. Contractor agrees to provide immediate notice to Company upon receipt of any gross earnings received by Contractor from a competitor of Company; and

                      4. Payment of the automobile allowance as provided in
               Section 3.1(b) for a period of 24 months following the effective date of such termination.

               e. Notwithstanding anything which may be expressed in, or inferred from the provisions expressed in, or inferred from the provisions of this Section 3.2 or Section 4.1, this Agreement should not be construed to limit, restrict, or deny Contractor or Designee any benefits to which they otherwise may be entitled to under the Stock Option Plans or otherwise which arise from circumstances not addressed in this Agreement.


4.      TERMINATION AS A RESULT OF A CHANGE OF CONTROL OR FOR GOOD CAUSE

        4.1 Contractor's Rights. In the event that, during the term of this Agreement, the



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Company undergoes a "change of ownership or control," as that term is defined in
Section 4.3, Contractor shall be entitled to the following compensation if within 24 months after the consummation of such change Contractor is involuntarily terminated, except as provided in Section 4.2:

               a. Contractor's then current annual fee under Section 3.1(a) for a period of 24 months following the effective date of such termination; and

               b. The right to exercise any and all granted and unexercised stock options, under the Stock Option Plans in accordance with their terms (whether or not such options are actually vested), as if all such unexercised stock options are fully vested within one year of the effective date of such termination.

        4.2 Limitation of Benefits. In the event that Contractor is terminated within 12 months after a change of ownership or control of the Company, and such termination results from either Contractor's or Designee's incapacity or disability or habitual neglect or gross misconduct, then, notwithstanding anything in this Section 4 to the contrary, Contractor shall receive only that compensation, if any, to which he is entitled to under Sections 3.2(b) and 3.2(c), respectively.

        In no event shall the aggregate amount of all compensation which Contractor may receive pursuant to the provisions of this Section 4, including without limitation, any salary, bonuses, stock options, employee benefits and all other cash and in-kind compensation exceed an amount (the "Maximum Compensation Amount") which would give rise to an "excess parachute payment" as determined by Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. In the event that this Section 4 would entitle Contractor to sums in excess of the Maximum Compensation Amount, the Company shall use its sound discretion, in good faith, to furnish Contractor with a post-termination compensation package which is substantially equal to the Maximum Compensation Amount.

        4.3 Change of Control. As used in this Section 4, the term "change of ownership or control" means and refers to:

               a. any merger, consolidation, or sale of the Company such that any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), acquires beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of 20 percent or more of the voting common stock of the Company and the ownership interest of the voting common stock owned by UniHealth is less than or equal to the ownership interest of the voting common stock of such individual, entity or group;

               b. any transaction in which the Company sells substantially all of its material assets;



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               c. a dissolution or liquidation of the Company; or

               d. the Company becomes a non-publicly held company.


5 MINIMUM COMPENSATION UNDER 1997 PREMIUM PRICED STOCK OPTION PLAN AS A RESULT OF A CHANGE OF CONTROL

        5.1 Executive's Rights. In the event that, during the term of this Agreement, the Company undergoes a "change of ownership or control," as defined in Section 4.3, then Executive shall be entitled to the following cash compensation for each affected unexercised stock option ("Premium Priced Option") granted to Executive under the Company's Amended 1997 Premium Priced Stock Option Plan (the "Premium Priced Plan"):

               a. The right to exercise any and all granted and unexercised Premium Priced Options in accordance with their terms (whether or not such Premium Priced Options are actually vested), as if all such unexercised stock options were fully vested, within one year of the effective date of such "change of ownership or control;

               b. If the "Adjusted Change of Control Consideration" (as defined in Section 5.1(c)) is equal to, or in excess of the exercise price of any of the Premium Priced Options, an amount in cash equal to the excess of the Adjusted Change of Control Consideration, over the exercise price of each Premium Priced Option, adjusted to reflect any excise taxation incurred by Executive resulting from such payment. No additional compensation will be paid to Executive if the per share consideration for a Change of Control transaction is equal to or greater than $115.00.

               c. As used in this Section 5.1, the term "Adjusted Change of Control Consideration" means and refers to the per share consideration to be received by each holder of the Company's Class B Common Stock upon consummation of a transaction effecting a "change of ownership or control" times one hundred and ten percent (110%).


6.      NOTICES

        All notices or other communications required or permitted to be given hereunder shall be given in writing and sent by either personal delivery, overnight delivery, or United States registered or certified mail, return receipt requested, all of which shall be properly addressed with postal or delivery charges prepaid, to the parties at their respective addresses set forth below, or to such other addresses as either party may designate to the other in accordance with this Section 6:

               If to the Company:           PacifiCare Health Systems, Inc.



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                                            3120 Lake Center Drive
                                            Santa Ana, California  92704
                                            Attention:  Chief Executive Officer

               If to Contractor:            Joseph S. Konowiecki, a Professional
                                               Corporation
                                            633 West Fifth Street, Suite 3500
                                            Los Angeles, California  90071

        All notices sent by personal delivery shall be deemed given when actually received. All notices sent by overnight delivery shall be deemed given on the next business day. All other notices sent via United States mail shall be deemed given no later than two business days after mailing.


7.      DEFAULT

        In the event that the Company is materially or adversely affected by any failure of Contractor to comply with a material term or provision of this Agreement, the Company shall have the right to terminate this Agreement and to take such other action against Contractor, at law or in equity, as the Company may deem necessary or proper.


8.      GENERAL PROVISIONS

        8.01. Assignability. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors, and legal representatives of Contractor or Designee and shall inure to the benefit of and be binding upon the Company and its successors and assigns. Contractor shall not assign, delegate, subdelegate, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement, or any rights, obligations, or duties hereunder, and any such attempted delegation or disposition shall be null and void and without any force or effect; provided however, that nothing contained herein shall prevent Contractor or Designee from designating beneficiaries for insurance, death, or retirement benefits.



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        8.02. Entire Agreement. This Agreement is a fully integrated document and contains any and all promises, covenants, and agreements between the parties hereto with respect to Contractor's services. This Agreement supersedes any and all other, prior or contemporaneous, discussions, negotiations, representations, warranties, covenants, conditions, and agreements, whether written or oral, between the parties hereto. Except as expressed herein, the parties have not exchanged any other representations, warranties, inducements, promises, or agreements respecting Contractor's services with the Company.

        8.03. Severability. In the event any one or more of the provisions of this Agreement shall be rendered by a court of competent jurisdiction to be invalid, illegal, or unenforceable, in any respect, such invalidity, illegality, or unenforceability shall not affect or impair the remainder of this Agreement which shall remain in full force and effect and enforced accordingly.

        8.04. Amendment. This Agreement shall not be changed, amended, or modified, nor shall any performance or condition hereunder be waived, in whole or in part, except by written instrument signed by the party against whom enforcement or waiver is sought. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition of this Agreement.

        8.05. Independent Contractor. It is the mutual intention of the parties hereto that Contractor is an independent contractor for all purposes and is not an employee of the Company for any purpose and reserves full control of its activities with the right to exercise independent judgment as to time, place and manner of carrying out the provisions of this Agreement.

        8.06. Waiver of Conflict of Interest. The Company acknowledges that Contractor is a general partner in Konowiecki & Rank LLP, a law partnership, which has acted as legal counsel for the Company for the past approximately twenty years and continues to act as legal counsel for the Company. The Company acknowledges and agrees that Contractor may remain a general partner of Konowiecki & Rank LLP throughout the term of this Agreement and that Contractor's provision of services to the Company hereunder shall not prohibit Konowiecki & Rank LLP from continuing to render legal services to the Company. The Company acknowledges that an actual or potential conflict of interest exists respecting Contractor's capacity hereunder and Contractor's capacity as a general partner of Konowiecki & Rank LLP and by the execution of this Agreement hereby waives any such actual or potential conflict of interest.

        8.07. Governing Law. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of California.



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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



               Company:         PACIFICARE HEALTH SYSTEMS, INC.,
                                a Delaware corporation


                                /s/ Alan R. Hoops
                                ------------------------------------------------
                                By: Alan R. Hoops
                                    Title:  Chairman and Chief Executive Officer


               Contractor:      JOSEPH S. KONOWIECKI,
                                a professional corporation


                                /s/ Joseph S. Konowiecki
                                ------------------------------------------------
                                By:    Joseph S. Konowiecki
                                Title: President



               Designee:        By: /s/ Joseph S. Konowiecki
                                    --------------------------------------------
                                       Joseph S. Konowiecki



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